Exhibit 99.1

December 14, 2020

Dear Partner:

As Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, or “our”) winds down 2020, we thought it was important to reflect on the year and to give you some insight into some of our projections for 2021. The two biggest factors for our ownership are the amount of oil produced and the price of oil.

In early January 2020, oil prices exceeded $60 per barrel; however, prices declined rapidly through April 2020 as COVID-19 spread throughout the world. Because of COVID-19’s impact to the global economy, demand for oil and natural gas substantially declined during the first quarter of 2020, and demand has not fully recovered to pre-COVID-19 levels. The impact of COVID-19 to the Partnership’s revenues and cash flow from operations has been significant; however, we have been encouraged to see oil prices rebound as they have recently climbed into the mid $40s per barrel of oil. Even with prices in the $30-$40 per barrel of oil range, we were able to generate positive cash flow from operations in June 2020 and have continued to produce positive cash flow each month since.

As a result, many operators have reduced capacity and in fact our operator Whiting Petroleum, who was in the midst of a significant drilling program prior to the onset of the COVID-19 pandemic, did not bring on some new wells because of the depressed prices. Although we have seen an increase in our volume produced, there are a number of wells that are not producing or are producing at limited capacity. Energy 11 has already paid a portion of the drilling costs for a majority of these wells. These costs were paid for during July 2020 through a loan to the Partnership by two members of Energy 11 GP, LLC (the “General Partner”). In addition, we were forced to stop paying distributions to limited partners and start accruing all unpaid distributions.

In addition, the financing market for the oil and gas industry has been limited due to the significant drop in prices. Energy 11 currently has a $40 million revolving credit facility, which is set to mature on July 31, 2021. We anticipate that the Partnership will have enough cash on hand after the December income comes in from the operator to repay the General Partner loan.

Today, with prices in the mid $40s and the current volume, we are producing positive cash flow every month. However, until we can get a refinancing, prices to increase significantly or a significant increase in volume, we believe it is in the best interest of the limited partners to continue to accrue the distribution until such time as the debt is paid down or a refinancing is obtained.

In summary, we are in the process of working through 2020. We still own one of the best non-operated positions in one of the most prolific oilfields in the Williston basin of North Dakota. We remain in a positive cash flow position. We have paid for a number of wells that have the potential for production to increase significantly in the future, which we think will be triggered by an increase in oil prices.

If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all of the Partnership’s filings with the Securities and Exchange Commission (“SEC”), which are available online at www.energyeleven.com or www.sec.gov.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business. Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Partnership’s forward-looking statements is the potential increased adverse effect of COVID-19 on the Partnership’s business, financial performance and condition, operating results and cash flows, the oil and gas industry, and the global economy and financial markets. The significance, extent and duration of the impacts caused by the COVID-19 outbreak on the Partnership will depend on future developments, which are highly uncertain and cannot be predicted with confidence at this time, including the scope, severity and duration of the pandemic, the extent and effectiveness of the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 10, 2020 and the section entitled “Item 1A. Risk Factors” in the Quarterly Report on Form 10-Q filed by the Partnership with the SEC on November 5, 2020. Moreover, limited partners are cautioned to interpret many of the risks identified in the Partnership’s Annual Report on Form 10-K filed on March 10, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19.Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.